Free translation from Portuguese

Exhibit Number: 4.12

FINANCING AGREEMENT THROUGH CREDIT FACILITY No. 08.2.0291.1, BY AND BETWEEN THE NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT – BNDES AND VOTORANTIM CELULOSE E PAPEL S/A, AS FOLLOWS:

NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT (local acronym BNDES), herein simply referred to as BNDES, a federal state company, with its principal place of business in Brasilia, Federal District, and services in this City, at Avenida República do Chile No. 100, enrolled with the National Corporate Taxpayers Register under CNPJ No. 33.657.248/0001-89, herein represented by its undersigned legal representatives;

and

VOTORANTIM CELULOSE E PAPEL S/A, hereinafter referred to as BENEFICIARY, a corporation, with its principal place of business in the City of São Paulo, State of São Paulo, at Alameda Santos No. 1357, 6th floor, enrolled with the National Corporate Taxpayers Register of the Ministry of Finance under CNPJ/MF No. 60.643.228/0001-21, herein represented by its undersigned legal representatives, have agreed upon the following clauses:

ONE

NATURE AND AMOUNT OF THE AGREEMENT.

BNDES hereby grants the BENEFICIARY a revolving credit limit divided into two (2) sub-credits, in the following amounts:

I - Sub-credit “A”: one hundred and eight million Reais (R$108,000,000.00), to be provided with funds raised by BNDES, in foreign currency, without any transfer-related specific conditions, according to Resolution No. 635/87, of January 13, 1987, of the Executive Board of BNDES;

II - Sub-credit “B”: four hundred and thirty-two million Reais (R$432,000,000.00), from the account of ordinary funds of BNDES, which are composed, among other sources, of funds of the Workers Support Fund – FAT, of the original funds of FAT – Special Deposits and of the Participation Fund PIS/PASEP, in compliance, as regards their placement, with the laws applicable to each of the said sources.

PARAGRAPH ONE

The amounts of Sub-credits “A” and “B” shall be divided into new Sub-credits, according to their specific allocation, designed by cardinal numbers, and subject to the proportionality set forth in the main provision of this Section, the use of the credit limit opened to the BENEFICIARY or the Business Group to which it belongs, if the case may be, in amounts below one million Reais (R$1,000,000.00) being prohibited.

PARAGRAPH TWO

The proportionality referred to in the foregoing paragraph may not be observed in the event of approval of specific allocation of credit limit to projects for which BNDES’ Operating Policies in effect at the time require a proportion of financial costs other than that set forth in the main provision of this Section.

PARAGRAPH THREE

The portions of the Sub-credits “A” and “B” agreed upon the execution of a Document for Use of Credit Limit shall be adjusted for inflation as provided for herein, according to Item IV of Section Eleven.

PARAGRAPH FOUR

The available balance of the credit shall be reduced by the amounts used and automatically reestablished by the amounts of principal repayments.

TWO

PURPOSE OF THE AGREEMENT

The credit granted herein may be used by the BENEFICIARY or a company belonging to the same business group of the BENEFICIARY for the following purposes:

I – implementation, increase and modernization of fixed assets;

II – acquisition of new machines and equipment, including industrial facilities and systems, produced in the country and accredited with BNDES, with nationalization rates equal to or exceeding sixty per cent (60%) or in compliance with the Basic Productive Process;

III – engineering studies and projects for implantation and increase of fixed assets;

IV – implementation of Quality and Productivity projects; Research and Development; Technical and Managerial Qualification; Technological Upgrade and Information Technology;

V – working capital exclusively related to investments for implantation or increase of fixed assets, calculated according to the specific needs of the enterprise;

VI – social investments projects and programs; and

VII – environmental investments.

PARAGRAPH ONE

Regardless of the adjustment to the investments to be made under the main provision of this Section, the credit limit may not be used to carry out projects which may have, at BNDES’s sole discretion, a significant impact on the economical and financial capacity of the BENEFICIARY or the Business Group to which the BENEFICIARY belongs, or on their long-term strategies, adversely affecting its character as current project.

PARAGRAPH TWO

The specific allocation of each Sub-credit shall be defined in the Document for Use of Credit Limit referred to in Section Eleven.

THREE

AVAILABILITY OF THE CREDIT LIMIT

The credit shall be made available for the BENEFICIARY, in installments, after the fulfillment of the conditions precedent for use mentioned in Section Fourteen and in the provisions of the Document for Use of Credit Limit, by reason of the needs to make the specific allocations referred to in item II of Section Eleven, pursuant to the financial programming of BNDES, which is subordinated to the definition of funds for applications, by the National Monetary Council.

PARAGRAPH ONE

The funds of this transaction shall be made available for the BENEFICIARY, by credit to the current account opened in its name at BNDES, nontransferable, in which, at the moment of release, the debits determined by the law and those authorized contractually by the BENEFICIARY will be made, the total remaining balance of the funds shall be immediately transferred to current account to be informed in the Document for Use of Credit Limit referred to in Section Eleven.

PARAGRAPH TWO

BNDES may automatically suspend the use of the funds under this Agreement if the BENEFICIARY, during the term of this Agreement, fails to meet the requirements established by BNDES in its Operating Policies for the use of the Credit Limit.

FOUR

INTEREST ON SUB-CREDIT “A”

The principal of the debt of the BENEFICIARY arising out of Sub-credit “A” shall bear interest at the percentage rate (by way of remuneration) to be defined in Paragraph One of this Section, above the variable rate readjusted on a quarterly basis on the sixteenth (16th) day of the months of January, April, July, and October, based on the average weighted cost of all rates and expenses incurred by BNDES in fund-raising in foreign currency unrelated to transfer under specific conditions, in the civil quarter immediately before the month of readjustment of the said interest rate, on the restated outstanding balance, according to Section Seven.

PARAGRAPH ONE

The percentage referred to in the main provision of this Section shall be defined for each Sub-credit to be granted under Paragraph One of Section One upon the approval of the relevant specific allocation, according to BNDES’ Operating Policies in effect, and the assessment of risks concerning the BENEFICIARY or the Business Group to which it belongs, if applicable, conducted according to BNDES’ criteria.

PARAGRAPH TWO

The interest shall be computed on a daily basis according to the proportional system on the outstanding balance, as adjusted for inflation, and shall be payable on the fifteenth (15th) day of the months of January, April, July, and October, during the grace period, and monthly, during the repayment period, with the installments of the principal, and upon the maturity or settlement of the debt pursuant to Section Nineteen.

PARAGRAPH THREE

The variable rate mentioned in the Main Provision hereof shall be published by the BNDES in the Federal Official Gazette (Section 3) on the twenty-fifth (25th) day of the months of January, April, July, and October of each year or in the first edition after that day, if the said official gazette is not issued on that date, and shall be available on the official page of BNDES on the Internet (www.bndes.gov.br) on the same dates mentioned above.

FIVE

INTEREST ON SUB-CREDIT “B”

A percentage rate (by way of remuneration), shall accrue on the principal of the debt of the BENEFICIARY arising out of Sub-credit “B” the percentage rate above the Long-Term Interest Rate – TJLP – disclosed by the Central Bank of Brazil, according to the following system:

I - When the TJLP exceeds six percent (6%) per year:

a) The amount corresponding to the installment of the TJLP that exceeds six percent (6%) per year shall be capitalized on the fifteenth (15th) day of each month of this Agreement, and upon its maturity or settlement, as provided in Section Nineteen, and determined by applying the following term of capitalization to the outstanding balance, considering all the financial events of the period:

TC =[(1+ TJLP)/1,06] n/360 - 1 (term of capitalization equal to, open bracket, ratio between the TJLP increased by the unit, and one half and six hundredths, close bracket, raised to the power corresponding to the ratio between "n" and three hundred and sixty, deducting the unit from such result), of which:

TC – capitalization term;

TJLP - Long-Term Interest Rate, disclosed by the Central Bank of Brazil, and

 n – number of days between the date of the financial event and the date of capitalization, maturity or settlement of the obligation, financial event is any and all facts of a financial nature that result in or may result in a change in the outstanding balance hereof.

b) The percentage above the TJLP (remuneration) mentioned in the main provision hereof, plus the noncapitalized installment of the TJLP at six percent (6%) per year, shall apply to the outstanding balance, on the dates of payment of the interest mentioned in Paragraph Three or on the maturity date or settlement hereof, pursuant to the provisions of item "a" and considering, for the daily computation of interest, the number of days between the date of each financial event and the dates of payment mentioned above.

II - When the TJLP is equal to or less than six percent (6%) per year:

The percentage above the TJLP (remuneration), mentioned in the main provision hereof, plus the TJLP itself, shall apply to the outstanding balance, on the dates of payment of the interest mentioned in Paragraph Three or on the maturity date or settlement hereof, considering, for the daily computation of interest, the number of days between the date of each financial event and the dates of payment mentioned above.

PARAGRAPH ONE

The percentage referred to in the main provision of this Section shall be defined for each Sub-credit to be granted under Paragraph One of Section One upon the approval of the relevant specific allocation, according to BNDES’ Operating Policies in effect, and the assessment of risks concerning the BENEFICIARY or the Business Group to which it belongs, if applicable, conducted according to BNDES’ criteria.

PARAGRAPH TWO

The amount mentioned in Item I, sub-item “a”, which shall be capitalized, and merged into the principal of the debt, shall be payable according to Item II of Section Nine.

PARAGRAPH THREE

The amount determined pursuant to Item I, sub-item “b”, or Item II, shall be payable on a quarterly basis, during the grace period, and monthly, during the repayment period, with the installments of the principal, and upon the maturity or settlement hereof, pursuant to Section Nineteen.

PARAGRAPH FOUR

In the event of using funds from the Participation Fund PIS/PASEP, according to Supplementary Law No. 26, of September 11, 1975, the remuneratory commissions due shall henceforth be considered to be included in the interest fixed herein, according to the laws applicable to the said Fund.

SIX

INCOME TAX ON THE REMITTANCE OF CHARGES AND COMMISSIONS DUE TO FOREIGN CREDITORS

As regards Sub-credit "A", in addition to the principal, interest, and other charges that have been agreed upon, the BENEFICIARY shall pay the BNDES, by way of reimbursement of Income Tax expense, a percentage on the variable rate mentioned in Section Four, corresponding to the weighted average rate of the Income Tax due on the charges sent by BNDES to creditors of foreign funds, unrelated to remittance under specific conditions, in the civil quarter before the month of restatement of this percentage, to be determined, published in the Federal Official Gazette and the reimbursement is due at the same time of the interest mentioned in Section Four.

SOLE PARAGRAPH

The weighted average rate of the Income Tax mentioned in the Main Provision hereof shall be published by the BNDES in the Federal Official Gazette (Section 3), on the twenty-fifth (25th) day of the months of January, April, July, and October, or in the first edition after that day, if the said official gazette is not issued on that date, and shall be available on the official page of BNDES on the Internet (www.bndes.gov.br) on the same dates mentioned above.

SEVEN

RESTATEMENT OF THE AMOUNT OF THE DEBT OF SUB-CREDIT “A”

he outstanding balance of the BENEFICIARY arising out of Sub-credit "A", including the principal, compensatory and default interest, reimbursement for Income Tax expenses, other expenses, commissions, and other charges agreed upon, shall be restated on a daily basis at the weighted average of the foreign exchange variation applicable to the funds raised by BNDES, in foreign currency unrelated to transfer under specific conditions, determined by BNDES according to the following criteria:

I - daily assessment of its payable liabilities in foreign currency unrelated to transfer under specific conditions, for purposes of determination of the weights applicable to foreign exchange variations;

II - daily determination of the weighted average of the foreign exchange variations, based on the position of the liability assessed under Item I, taking into account the closing quotations, for sale, of the foreign currency disclosed by the Central Bank of Brazil, on the previous day.

PARAGRAPH ONE

For purposes of Item II, on the day without official quotation, the quotation of the immediately previous day shall be considered.

PARAGRAPH TWO

The weighted average of the foreign exchange variations mentioned herein shall be published by BNDES in the Federal Official Gazette (Section 3), on the tenth (10th) and twenty-fifth (25th) days of each month, or on the first publication thereafter, if they are not published in the Official Gazette on said dates, and they can be found at the official page of BNDES in the Internet (www.bndes.gov.br) on the aforementioned dates.

PARAGRAPH THREE

The outstanding balance of Sub-credit “A” may become remunerated at any time, in whole or in part, pursuant to the same legal criteria adopted to remunerate funds transferred to BNDES from the PIS / PASEP (Social Participation Program / Public Service Employee Savings Program) Fund and the Workers Support Fund (FAT)), subject to Section Ten, based on the outstanding balance determined pursuant to this Section, on the date the amendment takes effect, provided that the same conditions of Sub-credit “B” shall be applicable to this portion (which shall become Sub-credit “C”), except for the maturity of the installment of repayment, which shall remain the same as those provided for in Section Nine, item I. In this case, BNDES shall send written notice of the amendment to the BENEFICIARY.

EIGHT

PROCESSING AND COLLECTION OF DEBT

The collection of the principal and charges of Sub-credits “A” and “B” shall be made upon prior Notice of Collection issued by BNDES to the BENEFICIARY in order to allow the BENEFICIARY to settle those obligations on their due dates.

PARAGRAPH ONE

Considering that the debt of Sub-credit “A” is subject to daily restatement according to Section Seven, the Notice of Collection mentioned herein shall be issued by BNDES with a reference to the referential value in the Monetary Unit of BNDES - UMBND, the quotation of which shall be obtained from the Department of Collection of the Financial Area of BNDES - AF/DECOB, or at www.bndes.gov.br/produtos/custos/moedas/moedas.asp, and the amount of payment, due in cash, shall be determined according to the respective quotation of the day of actual payment.

PARAGRAPH TWO

Failure to receive the Notice of Collection shall not release the BENEFICIARY from the obligation of paying the installments of the principal and charges on the due dates set forth in this Agreement.

PARAGRAPH THREE

BNDES shall provide the BENEFICIARY with the information, data and computation that serve as the basis to assess the due amounts.

NINE

REPAYMENT

The principal of the debt resulting from each use of the credit limit granted hereunder, which shall take effect upon the execution of the Document for Use of Credit Limit provided for in Section Eleven, shall be repaid to BNDES as follows:

I – Sub-credit “A”: within the term to be stipulated in the Document for Use of Credit Limit provided for in Section Eleven, subject to Paragraph One of Section Eleven, in monthly and successive installments, each in the amount of the principal not yet due of the debt under this Sub-credit, restated according to Section Seven, divided by the number of installments of repayment not yet due, the first of each payable on the fifteenth (15th) day of the month following the expiration of the grace period of this Sub-credit provide for in Paragraph One of this Section, subject to the provisions of the Section Nineteen;

II – Sub-credit “B”: within the term to be stipulated in the Document for Use of Credit Limit provided for in Section Eleven, subject to Paragraph One of Section Eleven, in monthly and successive installments, each in the amount of the principal not yet due of the debt under this Sub-credit, divided by the number of installments of repayment not yet due, the first of each payable on the fifteenth (15th) day of the month following the expiration of the grace period of this Sub-credit provide for in Paragraph Two of this Section, subject to the provisions of the Section Nineteen;

PARAGRAPH ONE

The grace period referred to in item I of the main Provision of this Section shall be stipulated in the Document for Use of Credit Limit provided for in Section Eleven, subject to Paragraph One of Section Eleven, as from the fifteenth (15th) day after the execution of said document until the nearest fifteenth (15th) day of one of the following months: January, April, July and October.

PARAGRAPH TWO

The grace period referred to in item II of the main provision of this Section shall be stipulated in the Document for Use of Credit Limit provided for in Section Eleven, subject to Paragraph One of Section Eleven, as from the fifteenth (15th) day after the execution of said document.

PARAGRAPH THREE

The BENEFICIARY shall pay, with the last installment of repayment of each Sub-credit, all obligations hereunder.

TEN

CHANGE OF THE STATUTORY CRITERION OF REMUNERATION OF THE FUNDS FROM THE PIS/PASEP FUND AND FROM FAT

In the event of change of the statutory criterion of remuneration of funds transferred to BNDES from the PIS/PASEP Participation Fund and from the Workers Support Fund – FAT, the remuneration set forth in Section Five may, at the discretion of BNDES, be made by using the new criterion of remuneration of the said funds, or another, indicated by BNDES, which, in addition to preserving the actual value of the transaction, remunerates it on the same levels as before. In this event, BNDES shall communicate the change, in writing, to the BENEFICIARY.

ELEVEN

DOCUMENT FOR USE OF CREDIT LIMIT

The specific allocation and the agreed amount of the credit limit shall be defined by the parties in the Document for Use of Credit Limit, which shall become part of this Agreement for all purposes and legal effects, and shall include at least the following information:
I – The parties duly qualified;
II – Specific allocation deemed by BNDES as qualifying under the provisions of Article Two which establish the purposes of this Agreement;
III – Amount required for the specific allocation;
IV- Method and base-date for the adjustment of the amount required for the specific allocation;
V – Interest rates and dates of payment;
VI – Term of Use;
VII – Beginning and expiration of the grace and repayment periods, subject to the maximum term stipulated in paragraph one of this Section;
VIII – Ratification or granting of guarantees, as the case may be;
IX – Special additional obligations;
X – Specific allocation use conditions;
XI – Requirement of filing the Document for Use of Credit Limit with the competent Registry.

PARAGRAPH ONE

The sum of the grace period and the repayment period to be fixed for each Sub-credit to be established according to Paragraph One of Section One shall not exceed the limit of one hundred and twenty (120) months.

PARAGRAPH TWO

The execution of the Document for Use of Credit Limit shall be subject to:

I – submission by the BENEFICIARY of an officially published Installation License issued by a competent State body which is part of the National Environment System (SISNAMA), or supplementarily by the Brazilian Institute of Environment and Renewable Natural Resources (IBAMA), in respect to the relevant specific allocation.

II – analysis by BNDES of enrollment and registration status of the company making the investments and of the respective titleholders and managers in the event provided for in Paragraph Two of this Section.

III – submission by the BENEFICIARY to BNDES of other documents required by law or regulations, as well as those usually requested in similar transactions, as deemed necessary by BNDES; and

IV – non inclusion in the List of Employers who kept employees working in conditions similar to slavery, pursuant to Administrative Rule No. 540, October 15, 2004, of the Brazilian Department of Labor, upon search in the INTERNET, at www.mte.gov.br (Resolution No. 1178, May 31, 2005, of the Executive Board of BNDES).

PARAGRAPH THREE

If the party responsible for making the investments is a company belonging to the same Business Group as the BENEFICIARY, said company shall be liable to BNDES, upon the execution of the Document for Use of Credit Limit, to make such investments under penalty of acceleration of this Agreement.

TWELVE

SPECIAL OBLIGATIONS OF THE BENEFICIARY

The BENEFICIARY shall:

I – comply, as applicable, until the final settlement of the debt hereunder, with the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, approved by Resolution No. 665, of December 10, 1987, partially amended by Resolution No. 775, of December 16, 1991, by Resolution No. 863, of March 11, 1996, by Resolution No. 878, of September 4, 1996, by Resolution No. 894, of March 6, 1997, by Resolution No. 927, of April 1, 1998, and by Resolution No. 976, of September 24, 2001, and by Resolution No. 1571/2008, of March 4, 2008, all of which of the Executive Board of BNDES, published in the Federal Official Gazette (Section I), of December 29, 1987, December 27, 1991, April 8, 1996, September 24, 1996, March 19, 1997, April 15, 1998, October 31, 2001, and March 25, 2008, respectively, a copy of which is hereby delivered to the BENEFICIARY, which, after learning about all the contents of the same, declares to accept it as an integral and inseparable part hereof, for all the purposes and legal effects;

II - compromise the credit within sixty (60) months, as from the date of execution hereof, without prejudice to the authority of BNDES, before or after the final expiration of this period, to extend the said period, upon the execution of an amendment to the agreement;

III – use the amount of the specific allocation within the period fixed in the Document for Use of Credit Limit provided for in Section Eleven, from the date of execution of said document;

IV - in the event of, by reason of the specific allocations under item II of Section Eleven, dismissal of employees of the BENEFICIARY or the company belonging to its Business Group during the term hereof, offering a training program aimed at opportunities of work in the region and/or program for placing the workers in other companies, after submitting to the BNDES, for examination, a document that specifies and attests to the conclusion of the negotiations with the competent representations of the workers involved in the process of dismissal.

V - adopt, during the term hereof, measures and actions intended to avoid or correct damages to the environment, occupational safety and medicine, which may be caused by the specific allocations mentioned in Section One;

VI - maintain in a regular situation its obligations toward the environmental authorities, during the term hereof;

VII - observe, during the term hereof, the provisions of the laws applicable to disabled persons.

VIII – not collect financial charges exceeding those provided for herein in the event specific allocations under item II of Section Eleven which are performed by a company that, at BNDES’ sole discretion, belongs to the same Business Group of the BENEFICIARY;

IX – authorize the release of the funds directly to the performing company in the event of specific allocations under item II of Section Eleven which are performed by a company that, at BNDES’ sole discretion, belongs to the same Business Group of the BENEFICIARY;

X – not provide, unless with prior and express authorization of BNDES, collateral security to other creditors without providing the same collateral security to BNDES in equal conditions and with the same priority, except collateral security required by law as guarantee in legal actions and/or administrative proceedings to which the BENEFICIARY is part as defendant, as well as fiduciary ownership in financings for acquisitions of equipment, where only prior written notices to BNDES will be required upon the granting of such guarantees;

XI – annually determine, during the term of this Agreement, the following economical and financial rates between 2008 and 2022, upon balance sheet audited by external auditors certified with the Brazilian Securities and Exchange Commission (CVM), namely:

a) as regards the indebtedness during the period mentioned in item XI of this Section the formula DBL/EBITDA shall be applicable, where DBL stands for bank net debt, and EBITDA stands for earnings before interest, taxes, depreciation, and amortization. In this period, the BENEFICIARY’s indebtedness shall be equal to or lesser than three (3.00);

b) as regards the debt structure during the period mentioned in item XI of this Section the formula Gross Debt/(Gross Debt + PL), where Gross Debt stands for the sum of the current liability and the long-term liability, and Pl stands for shareholder’s equity. In this period, the BENEFICIARY’s debt structure shall be equal to or lesser than zero point seventy (0.70);
XII – annually submit to BNDES, by June 30 of each year, for purposes of evidencing the compliance with the obligation under item XI of this Section, a balance sheet audited by a company registered with the Brazilian Securities and Exchange Commission (CVM);

XIII – if the levels established in item XI of this Section are not achieved, provide collateral securities, within sixty (60) days from the date of written notice sent by BNDES, according to the provisions of the article 27 of the already mentioned “Provisions Applicable to BNDES Contracts”, so long as the aforesaid levels are not reestablished within said period;

XIV – notify BNDES, on the occasion, of the name and Individual Taxpayers Register No. (CPF) of any person who performs any remunerated duty or any position as owner, major shareholder or officer of said company, has been elected and installed to occupy a seat in the Federal House of Representatives or the Senate.

THIRTEEN

AUTHORIZATION

Authorization to BNDES to discount from the first installment related to the first use of the credit limit the amount of one hundred and ninety-three thousand, two hundred and six Reais (R$193,206.00) on account of Study Commission for the transaction provided in Section Two.

FOURTEEN

CONDITIONS TO USE THE CREDIT LIMIT

The utilization of the credit limit, and performance, as the case may be, of the conditions set forth in Articles 5 and 6 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” mentioned above, those set forth in the “RULES AND INSTRUCTIONS OF ACCOMPANIMENT”, mentioned in Article 2 of the same “PROVISIONS”, and those provided in the Document for Use of Credit Limit mentioned in Section Eleven, is subject to the followings:

I - To use the first installment of the credit limit: opening, by the BENEFICIARY, of a current account at BNDES;

II - To use each installment of the credit limit:

a) execution and filing with the competent Registry(ies) of the Document for Use of Credit Limit set forth in Section Eleven;

b) inexistence of an economic-financial fact that, at the discretion of BNDES, may compromise the performance of the undertaking now financed, so as to change it or prevent its performance, as set forth in the project approved by BNDES;

c) presentation, by the BENEFICIARY, of the Certificate of No Liability – CND, issued by the Brazilian Internal Revenue Office, on the Internet, to be extracted by the BENEFICIARY at http://www.previdencia/social.gov.br and verified by BNDES at www.previdenciasocial.gov.br or www.receita.fazenda.gov.br; and

d) proof of the good standing before environmental authorities, or when such proof has already been presented and is in force, declaration of the BENEFICIARY about the continuation of the validity of such document.

FIFTEEN

BREACH

In the event of breach of the obligations assumed by the BENEFICIARY, Articles 40 to 47-A of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” shall apply, as mentioned by Section Twelve, Item I.

SIXTEEN

FINE FOR FILING

In the event of judicial collection of the debt arising out of this Agreement, the BENEFICIARY shall pay a fine of ten percent (10%) on the principal and charges of the debt, in addition to extrajudicial, judicial expenses and fees of counsel, due as from the issuance of court order for collection.

SEVENTEEN
ACCELERATED SETTLEMENT OF THE DEBT

In the event of accelerated settlement of the debt, the collateral shall be released, and the other obligations shall conform to Article 18, Paragraph Two, of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS” mentioned in Section Twelve, Item I.

SOLE PARAGRAPH

The accelerated settlement, in whole or in part, of the portion of the funds under Sub-credit A, provided in item I of Section One, where authorized by BNDES, shall be carried out with the amounts assessed in respect to the outstanding balance of Sub-credit B, on the date of settlement thereof, provided for in item II of said Section One, in Paragraph Two of Section Two, and in Paragraph Three of Section Seven, subject to the proportionality between the outstanding balances of said sub-credits.

EIGHTEEN

ACCELERATED MATURITY

The BNDES may declare the accelerated maturity hereof, with the payability of the debt and immediate suspension of any disbursement, if, in addition to the events set forth in Articles 39 and 40 of the “PROVISIONS APPLICABLE TO BNDES CONTRACTS”, mentioned by Section Twelve, Item I, BNDES proves:

a) the dismissal of employees of the BENEFICIARY in breach of the provisions of Item IV of Section Twelve;

b) existence of final judgment as regards to the BENEFICIARY’ actions in breach of laws against discriminatory actions based on race or sex, child labor and slave labor;

c) the inclusion, in a corporate agreement, articles of incorporation or association of the BENEFICIARY, or of the companies that control it, of a provision that requires a special quorum for the resolution or approval of matters that limit or restrict the control of any of these companies by the respective controllers, or also the inclusion in those documents of provisions that lead to:

i) restrictions on the capacity of growth of the BENEFICIARY or on its technological development;

ii) restrictions on the access of the BENEFICIARY to new markets; or,

iii) restrictions or injury to the capacity of payment of the financial obligations arising out of this transaction;

d) noncompliance with the obligation provided in item XIII.

PARAGRAPH ONE

In the event of using the funds granted hereby for a purpose other than that set forth in Section Two, the BNDES, without prejudice to the main provision hereof, shall communicate the fact to the Federal Attorneys Office, for the purposes of Law No. 7.492, of June 16, 1986.

PARAGRAPH TWO

Early termination of this Agreement shall also occur, with acceleration of the debt and the immediate suspension of the disbursement, on the date any person occupying a remunerated position in the BENEFICIARY or who is amongst its owners, major shareholders or officers officially takes a seat in the Federal House of Representatives or the Senate, pursuant to the prohibitions provided for in article 54, paragraphs I and II of the Brazilian Federal Constitution. No default charges shall accrue in the event of early termination so long as payment is made within five (5) business days from entrance into office, under penalty of accrual of such charges in the event of non-payment in the cases of early termination for default in payment.

NINETEEN

MATURITY ON HOLIDAYS

If the due date for repayment of the principal and charges may fall in any Saturday, Monday or National, State, District or Local Holidays, repayment shall be made, for all the purposes and effects of this Agreement, on the first business day immediately thereafter, and the charges shall be computed until such date, and the next regular period for assessment and calculations of the charges under this Agreement shall begin after said date.

SOLE PARAGRAPH

For the purposes of the main provision of this Section, unless otherwise provided, the holidays of the place where the BENEFICIARY has its business address specified in this Agreement shall be deemed applicable.

(Continuation: Page of signatures of the Financing Agreement Through Credit Facility No. 08.2.0291.1)

BENEFICIARY VOTORANTIM CELULOSE E PAPEL S/A submitted Tax Release Certificate (CND) No. 937452007-21003030, issued on January 11, 2008 by the Brazilian Internal Revenue Service, effective until July 9, 2008.

The pages of this Agreement are initialed by Leonardo Thadeu de Oliveira, lawyer for BNDES, by authorization of its undersigned legal representatives.

Rio de Janeiro, July 2, 2008.

By BNDES:

NATIONAL BANK OF ECONOMIC AND SOCIAL DEVELOPMENT - BNDES

(sgd)
Luciano Coutinho
Chief Executive Officer

(sgd)
WAGNER BITTENCOURT
Officer

By the BENEFICIARY:

VOTORANTIM CELULOSE E PAPEL S/A

(sgd)
Valdir Roque, Chief Financial and Investor Relations Officer

(sgd)
Marcelo Strufaldi Castelli
Chief Operations Officer

WITNESSES:

(sgd)
Name: Paulo Geraldo Polezi
ID Card (RG)
Taxpayer Card (CPF): 131.209.228-97

(sgd)
Name: Paulo (illegible)
ID Card (RG):
Individual Taxpayers’ Register (CPF): 254.279.748-27
edo/mmc/textos6/voto21.doc
3/3/2009